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NEWS RELEASE
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NEXTEL
INTERNATIONAL. INC.

FOR IMMEDIATE RELEASE



           NEXTEL INTERNATIONAL ANNOUNCES $650 MILLION NOTES OFFERING

RESTON, Va., July 27, 2000 - Nextel International, Inc., announced today that it has entered into an agreement providing for the issuance of $650 million of its 12 3/4% Senior Serial Notes due August 1, 2010 in a private placement which are to be sold at a discount of 98.622% of their aggregate principal amount to produce a yield to stated maturity of 13.0%. Upon closing, Nextel International intends to use the net proceeds to finance network expansion, acquisitions of additional spectrum, working capital needs, debt service requirements and/or for other general corporate purposes.

The securities offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy theses securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful prior to registration or qualification under the securities laws of such state. The statements in this news release regarding future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the notes proposed to be offered.


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